UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported) April 28, 2015

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On April 30, 2014, Ultralife Corporation (the “Company”) and PNC Bank, National Association (“PNC”) entered into an amendment (the “First Amendment”) to the Revolving Credit, Guaranty and Security Agreement (the “Credit Agreement”) dated as of May 24, 2013, between the Company and PNC.  The First Amendment permitted the Company to commence a Share Repurchase Program (see Item 8.01 below) under which the Company’s Board of Directors had authorized the repurchase of up to 1.8 million common shares through April 30, 2015.  Repurchases of the Company’s common shares were permitted provided that (a) the Company is not in default under the Credit Agreement, (b) the Company’s undrawn availability under the Credit Agreement is at least $6 million both prior to and immediately following the repurchase, (c) the Company’s undrawn availability under the Credit Agreement plus domestic unrestricted cash is at least $8 million both prior to and immediately following the repurchase, and (d) the Company uses its unrestricted cash for such repurchases and does not request advances against the Credit Agreement for such purposes.

On April 29, 2015, the Company and PNC entered into a Third Amendment to the Credit Agreement, permitting the Company to extend its Share Repurchase Program through April 30, 2016 under the same terms and conditions.

A copy of the Third Amendment as attached as an exhibit to this Form 8-K.

Item 2.02 Results of Operations and Financial Condition

NEWARK, N.Y. – April 30, 2015 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.8 million on revenue of $19.2 million for the first quarter ended March 29, 2015. For the first quarter of 2014, the Company reported an operating loss of $1.1 million on revenue of $15.3 million.

“Building on our strong fourth quarter performance, we continued to execute well against our business model parameters in the first quarter. With both Battery & Energy Products and Communications Systems producing top-line sales growth, Ultralife generated consolidated gross margin of 31.3%, operating margin of 4.3% and EPS of $0.03 for the quarter. Having started the year on a solid note, we remain positioned to generate top-line growth and profitable results for 2015,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer.

Revenue grew $3.9 million, or 25%, to $19.2 million compared to $15.3 million for the first quarter of 2014 reflecting increases in both Battery & Energy Products sales and Communications Systems sales. Battery & Energy Products sales were $16.3 million compared to $13.9 million last year, a 17% increase, driven by higher shipments to Government/Defense customers. Communications Systems sales more than doubled to $2.9 million compared to $1.4 million for the same period last year, primarily reflecting higher sales of new products, including our Universal Vehicle Adaptors to a large international prime, as well as an improved order flow.

Gross profit was $6.0 million, or 31.3% of revenue, compared to $4.3 million or 28.4% of revenue for the same quarter a year ago. The 290 basis point increase primarily reflects favorable product mix, improved overhead absorption on higher production volumes and continued Lean productivity gains. Battery & Energy Products gross margin was 29.4%, 210 basis points higher than the 27.3% reported last year, and Communications Systems gross margin was 42.2%, a 300 basis point improvement from the 39.2% reported last year.

Operating expenses were $5.2 million compared to $5.4 million last year reflecting ongoing discretionary spending discipline while continuing to invest in new product development. Operating expenses were 27.0% of revenue compared to 35.5% for the year earlier period.

The combination of higher revenue and resulting gross profit leverage, and lower operating expenses produced operating income of $0.8 million compared to an operating loss of $1.1 million last year for an operating margin of 4.3% versus negative 7.2% last year. Net income was $0.5 million, or $0.03 per share compared to a net loss of $1.3 million, or $0.07 per share, for the first quarter of 2014.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 8.01 Other Events

On April 28, 2015, Ultralife’s Board of Directors authorized an extension of the Company’s Share Repurchase Program for an additional twelve month period beginning May 1, 2015 and ending April 30, 2016, subject, for the entire period as extended, to the 1.8 million share aggregate limit established in the initial authorization. Since the inception of the Share Repurchase Program on May 1, 2014, the Company has repurchased 388,122 shares.

 Item 9.01 Financial Statements, Pro Forma Financials and Exhibits

(a)        Exhibits

             10.1 Third Amendment to Revolving Credit, Guaranty and Security Agreement

              99.1 Press Release of Ultralife Corporation dated April 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION

April 30, 2015	By:	/s/ Philip A. Fain
Chief Financial Officer and Treasurer